Exhibit 1A-6H

LIMITED PARTNERSHIP AGREEMENT
(the “Agreement”)

of

DS HOUSING AHP TITLE HOLDINGS LP

A CALIFORNIA LIMITED PARTNERSHIP
(THE “PARTNERSHIP”)

This Agreement is entered into as of March 1, 2022 (the “Effective Date”) by, between, and among Dove Street Housing Foundation, a California non-profit public benefit corporation, the sole Managing General Partner (“Managing General Partner” or “MGP”) and AHP Title Holdings LLC , as the Limited Partner (“Limited Partner” or “LP”). In consideration of the LP’s capital contribution to the Partnership and the Managing General Partner’s Agreement to serve, the Partners agree as follows:

1.                   DEFINITIONS

In this Agreement, the following terms when capitalized shall have the meanings set forth below in this SECTION 1:

1.1.              “Act” means the California Uniform Limited Partnership Act of 2008, as amended.

1.2.              “Affiliate” of a Person means: (a) any Person directly or indirectly controlling, controlled by or under common control with such Person, (b) any Person owning or controlling 10% or more of the outstanding voting securities of such Person, (c) any officer, director, manager or partner of such Person, (d) any entity for which such Person is an officer, director, manager or partner and (e) any member of such Person’s Family Group.

1.3.              “Agreement” means this Limited Partnership Agreement, including all Exhibits hereto, which are hereby expressly incorporated herein, all as may be amended from time-to-time to the extent expressly permitted hereunder.

1.4.              “Assign” or “Assignment” means to sell, transfer, assign, pledge or otherwise dispose of (whether voluntarily or by operation of law) all or part of an Interest.

1.5.              “Capital Contribution” of a Limited Partner means the total value of cash and the fair market value of any property (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Code Section 752) or other benefit contributed to the Partnership by that Limited Partner, all as set out in Exhibit A. A Capital Contribution shall not be deemed a loan.

1.6.              “Certificate” means Certificate of Limited Partnership filed with the California Secretary of State.

1.7.              “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

1.8.              “Family Group” means, with respect to an individual, such individual and his or her Spouse, descendants (whether natural or adopted), parents, siblings, nieces or nephews and any trust, partnership, limited liability company or similar vehicle established and maintained primarily for the benefit of (or the principal members or partners of which are) such Family Group members.

1.9.              “Managing General Partner” means Dove Street Housing Foundation, a California nonprofit public benefit corporation with its primary business activity in the development and preservation of affordable housing.

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1.10.           “Limited Partner(s)” means AHP Title Holdings LLC.

1.11.           “Net Income and Net Loss” mean, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code. All items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) shall be included in taxable income or loss. This determination of net profits and net losses shall include the following:

1.11.1.      Any Partnership income that is exempt from federal income tax not otherwise taken into account in computing taxable income or loss pursuant to this Section;

1.11.2.      Any Partnership expenditures described in Code Section 705(a)(2)(B) relating to non-deductible expenses, not otherwise taken into account in computing taxable income or loss;

1.11.3.      If the value of any Partnership asset is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of those assets;

1.11.4.      Notwithstanding any other provision in this Section, any items that are specially allocated pursuant to this Section shall not be taken into account in computing net profits and net losses.

1.12.           “Manager” means ClearVue Capital Corporation, a California corporation.

1.13.           “Percentage Interest” shall mean the right of a Limited Partner to receive DISTRIBUTIONS of the Partnership's assets and ALLOCATIONS of incomes and losses from the Partnership pursuant to this Agreement and the Act, together with any other rights of a Limited Partner, including, without limitation, the right to Vote and other rights of Limited partners mandatory under the Act. A Percentage Interest is personal property and no Limited Partner has any direct interest in Partnership Assets.

1.14.           “Person” means an individual, partnership, limited partnership (domestic or foreign), trustee on behalf of any trust, estate, association, corporation, limited liability company or other entity.

1.15.           “Property” means an asset proposed to be or actually acquired by the Partnership.

1.16.           “Regulations” mean the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

1.17.           “Spouse” means an individual who is then married to or is a registered domestic partner of a Holder.

2.                   GENERAL

2.1.              Formation

The General and Limited Partners have formed a limited partnership under the Act.

2.2.              Name

DS Housing AHP Title Holdings LP, a California Limited Partnership.

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2.3.              Business/Activity

2.3.1        The Partnership’s primary business activity is the development and preservation of affordable housing as an “eligible bidder” as that term is defined in California Civil Code Section 2924m(a)(3)(E), which defines “eligible bidder” as follows:

“A limited partnership in which the Managing General Partner is an eligible nonprofit corporation based in California whose primary activity is the development and preservation of affordable housing.

2.3.2      In order to accomplish its primary business, the Partnership may perform the following activities: purchasing, rehabilitating, marketing and leasing and/or selling affordable housing and real estate so as to promote social welfare by combating community deterioration and lessening the burdens of governance.

2.4              Principal Place of Business and Office of the Partnership

The principal place of business and office of the Partnership shall be located at 901 Dove Street, Suite 220, Newport Beach, CA 92660.

2.5              Term

The Partnership commenced on the Effective Date recited above and shall continue until dissolved and terminated pursuant to the provisions of SECTION 8 (“Dissolution – Winding Up”).

2.6              Other Acts/Filings

The Partnership shall from time to time execute or cause to be executed all such certificates, fictitious business name statements and other documents, and do or cause to be done all such filings, recordings, publishings, and other acts as the Managing General Partner may deem necessary or appropriate to comply with the requirements of law for the formation and operation of the Partnership in all jurisdictions in which the Partnership shall desire to conduct business.

2.7              Agent for Service of Process

The agent for service of process on the Partnership in California shall be Matthew W. Regan or such other eligible individual California resident or corporation qualified to act as an agent for service of process as the Managing General Partner shall designate.

3.	CAPITAL ITEMS.

3.1.              Capital Contributions

The Limited Partner’s capital contribution(s) will be recorded on Exhibit A, as applicable and to be amended with each acquisition as provided herein. In addition, the Limited Partner, in its sole and absolute discretion, will contribute up to a maximum $30,000,000 of capital contributions as the Partnership acquires individual properties on an acquisition-by-acquisition approval basis. The Limited Partner, in its sole and absolute discretion, may also withhold or stop capital contributions at any time and for any reason.

3.2.              No Additional Mandatory Capital Contributions

No Limited Partner, as such, shall be required to make any additional Capital Contribution to the Partnership or to lend any funds to the Partnership. Any Limited Partner may make loans to the Partnership bearing reasonable interest, and any loan by a Limited Partner to the Partnership shall not be considered to be a Capital Contribution.

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3.3.              Returns of Capital.

Except as otherwise provided in this Agreement or the Act: (a) no Limited Partner shall be liable for the return of a Capital Contribution; (b) no Limited Partner shall be required to pay to the Partnership any deficit in his Capital Account; (c) no Limited Partner shall be entitled to withdraw any part of his Capital Contribution(s) or Capital Account; and (d) no Limited Partner shall be entitled to receive interest on his Capital Contributions or Capital Account.

3.4.              Capital Accounts.

Individual capital accounts will be maintained for the Limited Partner consisting of the Limited Partner’s Capital Contribution:

3.4.1.         Credited with a partner’s distributive share of profits and the amount of any partnership liabilities he assumed in accordance with the Limited Partner’s Participation Agreement, dated as of November 20, 2019 with Managing General Partner’s designated Manager herein; and

3.4.2.         Debited by a partner’s share of Distributions made to him/it, plus his/its share of losses in accordance with the Limited Partner’s Participation Agreement, dated as of November 20, 2019 with Managing General Partner’s designated Manager herein.

4.                   MANAGEMENT

4.1.              Management by and Powers and Fiduciary Responsibilities of the Managing General Partner. Pursuant to §1594.02(a), the Managing General Partner is the Partnership’s agent for purposes of its activities. The MGP shall have exclusive right and full authority to manage, conduct and operate the Partnership’s business. No other person shall have any right or authority to act for or bind the partnership, except as permitted in this Agreement, or as the Agreement may be amended. As such the Managing General Partner shall manage the Partnership and have all necessary powers to manage and carry out its purposes, business, property and affairs.

4.1.1.         The Managing General Partner may delegate any or all of its powers, rights, and obligations and may retain, employ, or otherwise deal with such brokers, agents, property manager, servicing representative, accountants, attorneys,, and other adviser, under such supervision and giving them authority for such compensation as deemed appropriate by the Managing General Partner. Such delegation or employment will not limit the MGP’s fiduciary and other duties to the Partnership. Any act or admission performed or omitted by such professional on the advice of counsel to the Partnership shall be conclusively deemed to have been performed or omitted in good faith.

4.1.2.         The Managing General Partner hereby designates ClearVue Capital Corporation (“CCC”) as the Limited Partnership’s Manager for the day to day business operations as necessary for it to carry out its Business as described in Section 2.3 above. The Managing General Partner will not be responsible to reimburse the Manager for its expenses or pay Manager any fees related to its services as provided herein. CCC will solely be reimbursed for its reasonable and related expenses and earn fees on a transactional basis per a separate agreement with the LP. The Manager will be in its role until the Managing General Partner provides written notice to remove the Manager or the dissolution of this Partnership as described herein

4.2.              Any duly authorized contract, note, mortgage, evidence of indebtedness, certificate, statement, guarantee, working paper, verification, affidavit, conveyance, or other document may be signed for, on behalf of, and as the act of, the Partnership. The Managing General Partner’s signature in the following format binds the Partnership:

DS Housing AHP Title Holdings LP, a California Limited Partnership

By: Dove Street Housing Foundation, a California nonprofit public benefit corporation, its Managing General Partner

By:

____________________________________

Matthew W. Regan, President

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4.3.              A declaration of the Managing General Partner’s authority may be delivered in the following format:

On my oath and under penalty of perjury I swear that I am the duly elected and currently serving President of Dove Street Housing Foundation and, as such, have the authority to act for and bind DS Housing AHP Title Holding LP in any transaction for which this declaration is given to affirm my authority.

_____________________________

Matthew W. Regan, President

4.4.              The Managing General Partner shall compensate its President under a separate agreement that may include, but not be limited to, a salary, profit sharing, benefits package, and other reasonable and customary related compensation.

4.5.              Limited Partners Have No Management Powers or Authority. Except as provided below in section 4.6, no limited partner shall have any right to participate in the management or control of the Partnership.

4.6.              Limited Partner’s Consent Rights. Notwithstanding section 4.1 and section 4.4, the prior written consent of the LP shall be required for the following actions:

4.6.1.	Changing the business of the Partnership from that set forth in SECTION 2.3 (“Business”);
4.6.2.	Acquiring any property;
4.6.3.	Selling or otherwise disposing of any property other than in the ordinary course of business;
4.6.4.	Borrowing money;
4.6.5.	Granting liens on any Partnership property;
4.6.6.	Entering into any contract involving more than Fifty Thousand Dollars ($50,000);
4.6.7.	Admitting new partners;
4.6.8.	Removing or replacing the Managing General Partner;
4.6.9.	Raising capital;
4.6.10.	Merging with or being acquired by another entity;
4.6.11.	Converting the Partnership to another form of entity or dissolving the Partnership;
4.6.12.	Taking any action that would make it impossible to carry on the ordinary business of the Partnership;
4.6.13.	Filing a bankruptcy petition on behalf of the Partnership; or
4.6.14.	Allowing an assignment of the Managing General Partner’s interest in the Partnership.

4.7.              Managing General Partner’s Fiduciary Duty.

In carrying out its duties under this Agreement, the Managing General Partner shall act as a fiduciary for the Partnership and Limited Partners in accordance with §15904.08 of the Act.

4.8.              Managing General Partner’s Loans and Expense Reimbursements.

4.8.1.         Pursuant to §15904.6(f) of the Act the Managing General Partner will be compensated by the Limited Partner per a separate agreement to be mutually agreeable and in accordance with reasonable and customary practices.

4.8.2.         The Managing General Partner may loan or advance funds to the Partnership, or be reimbursed for out-of-pocket expenses reasonably incurred by the Managing General Partner in carrying his management and conduct of the Partnership's activities, provided that any such loan, advance or reimbursement is on commercially reasonable terms (including any interest payments) which are not less advantageous to the Partnership than would be negotiated with independent third parties.

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4.9.              Confidential Information.

No Partner, Officer or employee of the Partnership shall at any time during or after his involvement with the Partnership, except as part of the normal course of the Partnership’s business, either directly or indirectly use or disclose to any Person any confidential information concerning the business, assets or activities of the Partnership which may include, without limitation, its trade secrets, future plans, methods of operation, the names or practices of its customers, costs, revenues and other information regarding its operations, and information regarding its owners, creditors and financing transactions. This paragraph will not apply to: (a) use or disclosure of such information required by court order or applicable laws, provided that the Managing General Partner shall be notified promptly of any related request for that information, before so using or disclosing it, if practicable; (b) information which through no fault of such Partner or employee has become generally known or available to the public or within the Partnership’s industry, or which has been furnished to such Person by a third party outside of the Partnership’s organization without violating any duty to the Partnership; or (c) to reasonable disclosures of such information to professional advisors of or lenders to such Partner, if such advisors or lenders have agreed to or are legally bound by the provisions of this paragraph.

4.10.           Indemnification

4.10.1.      Mandatory Indemnification of Managing General Partner or Officer. The Partnership will, to the maximum extent permitted by the Act and other laws, but subject to any agreement between the Partnership and such Person and except as provided in SECTION 4.7.2 below, defend each current or former Managing General Partner (each an “Indemnitee”) in, and indemnify each Indemnitee against Expenses, liabilities, judgments, fines, settlements, judgments, penalties and other amounts actually incurred by such Indemnitee in connection with, any Proceeding. For this purpose: (a) "Expenses" will include, without limitation, attorneys' fees, disbursements and retainers, court costs, transcript costs, fees of accountants, experts and witnesses, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness or other participant in a Proceeding; and (b) a "Proceeding" will mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that an Indemnitee is or was an Officer of the Managing General Partner or employee or agent of the Partnership, but will not include any proceeding or part thereof initiated or voluntarily brought by that Indemnitee except by way of defense, unless such proceeding or part thereof was Approved by the Other Partners or is to enforce the Indemnitee’s rights under this SECTION 4.7.1 as provided in SECTION 4.7.6 below. The rights to indemnity under this SECTION 4.7 will continue as to a Person who has ceased to be a Managing General Partner or officer of the Managing General Partner and will inure to the benefit of the heirs, executors, administrators and successors of the Indemnitees. Any amendment, repeal or modification of any provision of this SECTION 4.7 will not adversely affect any right or protection of an Indemnitee existing at the time of such amendment, repeal or modification.

4.10.2.      Exclusions. The Partnership will not be liable under SECTION 4.7.1 to defend or indemnify an Indemnitee (a) to the extent the Partnership is prohibited by applicable laws from doing so, or, (b) unless Approved by the Other Partners, for any act or omission on the part of such Indemnitee related to the Partnership which constitutes: a violation of SECTION 4.4; a financial benefit received by such Indemnitee to which he was not entitled; or an intentional material violation of the terms of this Agreement.

4.10.3.      Payment of Indemnitee’s Expenses in Advance. Subject to SECTIONS 4.8.4 and 4.8.2, Expenses reasonably incurred by an Indemnitee in defending any Proceeding, or if Approved by the Other Partners, will be paid by the Partnership in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such payments if it will ultimately be determined that such Indemnitee is not entitled to be indemnified under this SECTION 4.7 with respect to such Expenses.

4.10.4.      Selection of Counsel. In the event the Partnership will become obligated to defend or indemnify an Indemnitee against or in connection with any threatened or pending Proceeding under this SECTION 4.7, the Indemnitee will give prompt notice thereof to the Partnership and the Partnership will be entitled to assume the Indemnitee’s defense, with qualified counsel reasonably selected by the Partnership. Such defense may be conducted jointly with the defense of the Partnership and other indemnities of the Partnership involved in the Proceeding. In any such Proceeding, the Indemnitee will have the right to employ his or her own separate counsel, but such counsel's fees and expenses will be at the Indemnitee’s expense and the Partnership will not be liable to the Indemnitee under this SECTION 4.7 for any such fees or expenses, except as provided below. To the extent (a) there is a material conflict of interest between the Partnership and the Indemnitee in the conduct of such defense, or (b) such counsel retained by the Partnership will not assume and continue such defense of the Indemnitee, then the reasonable fees and expenses of separate counsel to defend the Indemnitee in such Proceeding, who is approved by the Partnership (which approval will not be unreasonably withheld), will be paid by the Partnership.

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4.10.5.      Subrogation. In the event of payment under SECTION 4.7.1, the Partnership will be subrogated to the extent of such payment to all of the rights of recovery of the paid Indemnitee, who will execute all papers required and will do everything that may be necessary to secure such rights, including the execution of such documents as may be necessary to enable the Partnership effectively to bring suit to enforce such rights.

4.10.6.      Right of Indemnitee to Bring Suit. If a claim by an Indemnitee under SECTION 4.7.1 is not paid by the Partnership or on its behalf within 60 days after a written claim has been received by the Partnership, the Indemnitee may at any time thereafter bring suit against the Partnership to recover the unpaid amount of the claim and, if he is the prevailing party, the Indemnitee will also be entitled to be reimbursed for the reasonable legal fees and other expenses of prosecuting the claim for reimbursement.

4.10.7.      Other Indemnification Rights. The indemnification provided by this SECTION 4.7 will not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, Vote of Partners or otherwise.

4.10.8.      Insurance. The Partnership will have the power to purchase and maintain insurance on behalf of any Person who is or was an officer of the Managing General Partner or agent of the Partnership against any liability asserted against or incurred by such Person in such capacity or arising out of that Person's status as such, whether or not the Partnership would have the power or obligation to indemnify that Person against such liability under the provisions of this SECTION 4.7.

4.11.           Limits on Liability for Monetary Damages.

Subject to applicable laws, no current or former Partner or Officer of the Partnership shall be liable to the Partnership for monetary damages for any act or failure to act by such Partner or Officer in connection with the Partnership’s affairs or business, provided such act or failure to act does not constitute: (a) in the case of the Managing General Partner or any Officer, a breach of SECTION 4.4; (b) a financial benefit received by such Person to which he was not entitled; (c) an intentional violation of criminal law; or (d) an intentional material violation of the terms of this Agreement.

4.12.           Limited Liability of the Limited Partner for Debts and Obligations of Partnership.

Except as and to the extent required under the Act notwithstanding this Agreement and except as expressly provided in this Agreement, the debts, duties, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, duties, obligations and liabilities of the Partnership and the LP shall not be personally liable for any debt, duty, obligation or liability of the Partnership solely by reason of being a LP.

5.                   DISTRIBUTIONS

5.1.              Distributions in General.

The Managing General Partner may, in his discretion, make Distributions as revenues permit. No LP has the right to demand and receive any distribution from the Partnership in any form other than money. Non liquidating distributions will be made to LPs in accordance with their Percentage Interests.

5.2.              Liquidating Distributions.

Distributions to the LPs pursuant to the Partnership’s dissolution and liquidation will be made in proportion to their Percentage Interests, except that any portion of such a distribution would cause a LP’s Capital Account balance to be less than zero will be delayed until no other LP has a Capital Account balance greater than zero and until then such distribution will be made to the LPs in the order and amounts provided above to the extents of their positive Capital Accounts.

5.3.              Withholding.

Each LP acknowledges and agrees that, as required by applicable laws, the Partnership may be required to deduct and withhold amounts for taxes or to fulfill other obligations on any distribution.

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6.                   ALLOCATIONS OF NET INCOME AND NET LOSSES

Net Income, Net Losses and any other items of income, gain, loss and deductions of the Partnership in respect of each fiscal year shall be allocated in accordance with the LPs’ Percentage Interests.

7.                   ACCOUNTING, RECORDS AND REPORTING

7.1.              Books and Records.

The Partnership’s books and records shall be kept in accordance with the accounting methods followed by it for federal income tax purposes. The Managing General Partner shall maintain at its office all of the following:

7.1.1.         A current list of the full name and last known street and email address of each Limited Partner on Exhibit A as if may be amended and updated;

7.1.2.         A copy of the Certificate of Limited Partnership and any and all amendments;

7.1.3.         Copies of the Partnership's federal, state and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

7.1.4.         A copy of this Agreement and any and all amendments;

7.1.5.         Copies of the financial statements of the Partnership, if any, for the six (6) most recent fiscal years; and

7.1.6.         Copies of all agreements and other material documents and materials received or created, during the preceding four (4) years, by or on behalf of the Managing General Partner in connection with the business and affairs of the Partnership.

7.2.              Reports and Tax Information.

The Partnership shall cause to be filed, in accordance with the Act, all reports and documents required to be filed with any governmental agency. At the Partnership's expense, the Partnership shall send or cause to be sent to each LP within 90 days after the end of each taxable year (a) such information as is necessary to complete the LP’s federal and state income tax or information returns, (b) a copy of the Partnership's federal, state, and local income tax or information returns for the year.

7.3.              Bank Accounts.

The Managing General Partner shall maintain the funds of the Partnership in one or more separate bank accounts in the name of the Partnership, and shall not permit the funds of the Partnership to be commingled in any fashion with the funds of any other Person.

7.4.              Tax Matters for the Partnership.

The Managing General Partner shall be designated to act as the "Tax Matters Partner" (as defined in Code Section 6231), to represent the Partnership (at the Partnership's expense) in connection with all examination of the Partnership's affairs by tax authorities.

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8.                   DISSOLUTION AND WINDING UP

8.1.              Conditions of Dissolution.

The Partnership shall dissolve upon the earliest occurrence of any of the following events:

8.1.1.         The entry of a decree of judicial dissolution pursuant to the Act;

8.1.2.         Written vote of all Partners;

8.1.3.         The dissociation of the Managing General Partner (as described in Section 15906.03 of the Act) and the passage of ninety (90) days after the dissociation unless, before the end of the period: (i) consent to continue the activities of the Partnership and admit a new Managing General Partner is Approved by the Partners and (ii) a Person is admitted as the new Managing General Partner in accordance with the consent; or

8.1.4.         The passage of ninety (90) days after the dissociation (as described in Section 15906.01(b) of the Act) of the last LP unless, before the end of the period, the Partnership admits at least one new limited partner.

Each Partner agrees that it or he does not have and/or waives any rights it or he may have to cause a dissolution, liquidation or termination of the Partnership other than in accordance with the terms of this Agreement or the requirements of the Act.

8.2.              Winding Up.

Upon the dissolution of the Partnership, the Partnership's assets shall be disposed of and its affairs properly wound up in an orderly manner as determined by the Managing General Partner or, if there is no Managing General Partner, any Person authorized to conduct the dissolution by majority of the LPs (the “Liquidating Person”). Subject to the provisions of this Agreement and the Act, the Liquidating Person will be authorized on behalf of the Partnership to make and carry out all decisions, make all filings (including a certificate of cancellation filed with the California Secretary of State) and take all actions required by the Act or other applicable laws or deemed appropriate by it or him to conduct the dissolution and winding up of the Partnership’s business and affairs. The Liquidating Person shall take full account of the assets and liabilities of Partnership, shall cause such assets to be sold or distributed, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in SECTION 8.3 below. Written notice of the commencement of winding up shall be given by mail to all known creditors and claimants whose addresses appear on the records of the Partnership. The Liquidating Person shall be entitled to reasonable compensation for such services. Each Partner, upon the request of the Liquidating Person, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Person shall reasonably request in connection with the dissolution and winding up of the Partnership.

8.3.              Application and Distribution of Assets.

The assets of the Partnership shall be applied and distributed as follows and in the following order of priority: (a) to the payment or provision for satisfaction of the known debts and liabilities of the Partnership (including to its Partners and their Affiliates) and the expenses of liquidation; (b) to the setting up and continuing of any reserves that the Liquidating Person shall reasonably determine to be appropriate for contingent, unliquidated or unforeseen liabilities or obligations of the Partnership; and (c) to the LPs in accordance with SECTION 5.2 (“Liquidating Distributions”) above.

8.4.              Limitations on Payments and Obligations.

On the dissolution or liquidation no LP, solely because he/it has a negative Capital Account, shall be obligated to make any capital contribution or payment to the Partnership and such negative Capital Account shall not be deemed to be a debt owed by such LP to the Partnership or any other Person.

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9.                   Dispute Resolution.

Any dispute, controversy or claim arising out of or relating to the Partnership and/or this Agreement, including the determination of the scope or applicability of this Agreement to arbitrate, shall be settled by arbitration before a single arbitrator in Orange County, California. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. The remedies that may be ordered by the arbitrator may include, without limitation, temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver, provided that this clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.. Judgment upon any award or order rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the powers set out in California Code of Civil Procedure §§1282.2--1284.2. The parties shall have the right to discovery in accordance with Code of Civil Procedure §1283.05, or its successor. All discovery disputes shall be resolved by the arbitrator. The costs of the arbitration, including any JAMS administration fee, the arbitrator's fee and costs for the use of facilities during the hearings, shall initially be borne equally by the parties involved in the arbitration. The arbitrator, however, may determine the prevailing party and award costs, including reimbursement of costs advanced, attorney fees and witness fees, in whatever proportion the arbitrator determines. Each party hereby agrees to appear in any such arbitration proceeding, consents to the jurisdiction of such arbitration proceeding and the federal and state courts in Orange County, California and waives any objections such party might have as to venue in any such arbitration proceeding or court located in Orange County, California.

10.                Miscellaneous and Procedural

This Agreement with its Exhibit A constitutes the complete and exclusive statement of agreement by, between and among the Partners and supersedes any prior written or oral statements. It has been negotiated and signed in Orange County, California and shall be governed and construed in accordance with the laws of California, without regard to conflict of laws principles. No waiver of any of its provisions shall be deemed a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Any notice to be given to the Partnership or any Partner in connection or associated with this Agreement and/or the Partnership must be in writing, and will be deemed to have been given and received when delivered in person or via fax or email, receipt acknowledged, at the address specified by each Partner on the signature page of this Agreement. Clerical errors will not affect substance and all pronouns will be used as context requires.

EXHIBITS:

A	Partners, Percentage Interests, and Capital Accounts

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PARTNERSHIP, MANAGING GENERAL PARTNER AND LIMITED PARTNER EXECUTIONS

The Partnership, its Managing General Partner and the LP have entered into this Agreement as of its EFFECTIVE DATE. Each of us approves and agrees to be bound by all the terms and conditions set forth in this Agreement.

PARTNERSHIP:

DS Housing AHP Title hodlings lp,

By: Dove Street Housing Foundation, its Managing General Partner

____________________________________

By: Matthew W. Regan, President

Delivery Address:

901 Dove Street, Suite 220

Newport Beach, CA 92660

Telephone No.: 949-296-3284

E-mail Address: mregan@clearvueres.com

LIMITED PARTNER:

AHP Title Holdings LLC

By:

____________________________________

By:

_______________________________________

Title

Delivery Address:

440 S. LaSalle ST, Suite 110

Chicago, IL 60605

Telephone No.:

E-mail Address:

MANAGING GENERAL PARTNER:

Dove Street Housing Foundation, a California Nonprofit

Public Benefit Corporation

By ____________________________________

Matthew W. Regan, President

Delivery Address:

14 Monarch Bay Pl, #454

Monarch Beach, CA 92629

Telephone No.: 949.500-0551

E-mail Address: mregan@clearvueres.com

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EXHIBIT A

To

LIMITED PARTNERSHIP AGREEMENT OF

DS HOUSING AHP TITLE HOLDINGS LP

LIMITED PARTNER’S INFORMATION AND PERCENTAGE INTERESTS

Property Address	City	ST	Capital Contribution	Use	Date Invested	% Interest

Exhibit A (Capital Account) will be amended concurrent to Limited Partner’s additional Capital Contributions, as applicable

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